Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use, in the registration statement on Form F-4 of Vision Sensing Acquisition Corp., of our report dated March 30, 2022 on our audit of the financial statements of Vision Sensing Acquisition Corp. as of December 31, 2021, and the related statements of operations, changes in stockholders’ deficit and cash flows from August 13, 2021 (inception) through December 31, 2021, and the reference to us under the caption “Experts.”

/s/ Adeptus Partners, LLC

Ocean, New Jersey
December 8, 2022